This is an English translation for reference purpose only.

Exhibit 4.14

Maximum Amount Guarantee Contract

2007 Zhong Yin Xin Bao Zi No. 014

Guarantor: Changzhou City Hengtai Investment Guarantee Co., Ltd.

Business License No.: 3204071101680

Legal Representative/Responsible Person: Tang Zhengming

Address: 303 No. 18 Hengshan Road, Xinbei District, Changzhou, Postal Code: 213022

Account Financial Institution and Account No.: Xinbei Sub-branch, Bank of China, 403090830133043108093001

Telephone: 0519-85068669 Fax: 0519-85068669

Creditor: Changzhou Xinbei Sub-branch, Bank of China Limited

Legal Representative/Responsible Person: Zhou Yiqing

Address: Zhonghe Building, Tianan Industrial Village, Xinbei District, Changzhou, Postal Code: 213022

Telephone: 0519-85106900 Fax: 0519-85106900

To secure the performance of the debt under the Principal Contract specified in Article 1 hereof, the Guarantor is willing to provide a guarantee to the Creditor. The parties have entered into this Contract through consultation as equal parties. Unless otherwise agreed herein, the words and phrases used herein shall be interpreted according to the Principal Contract.

Article 1 Principal Contract (note: complete on on factual basis and delete non-applicable terms)

The Principal Contract of this Contract is:

The Credit Line Agreement 2007 Zhong Yin Xin E Zi No. 014 executed between the Creditor and the Debtor, Changzhou Trina Solar Energy Co., Ltd., and any Individual Facility Agreement signed or to be signed in accordance therewith, and any amendment or supplement thereto, in which it is agreed that it is the Principal Contract hereof.

Article 2 Principal Creditor’s Right and Time of Its Accrual

Unless otherwise determined according to law or otherwise provided, the creditor’s right actually accrued under the Principal Contract during the following period constitutes the principal creditor’s credit under this Contract: (note: complete on on factual basis and delete non-applicable terms)

From the date on which the Credit Line Agreement referred to in Article 1 hereof comes into effect to the date on which the term of the credit line set out in that agreement and its amendments or supplements expires.

Article 3 Maximum Amount of Creditor’s Right to be Guaranteed

1.	The maximum principal to be guaranteed by this Contract is:

Currency: RMB

(in words) Ninety Million Yuan

(in numeric) 0,000,000.00

2.	Any interests (including statutory interests, agreed interests, compounded interests and penalty interests), fines for breach of contract, liquidated damages, costs and expenses for realization of creditor’s right (including but not limited to costs and expenses for lawsuits, lawyers’ fees, notary fees and costs and expenses for enforcement), losses caused to the Creditor by the Debtor’s breach of contract and all other payable expenses that arise or are incurred in relation to the principal amount of the principal creditor’s right as of the date on which the period for accrual of the principal creditor’s right as determined under Article 2 hereof expires also belong to the guaranteed creditor’s right and their specific amount shall be determined when they are discharged.

The sum of the amounts of creditor’s right determined under the above two paragraphs shall be the maximum amount of creditor’s right to be guaranteed under this Contract.

Article 4 Mode of Guarantee

The mode of guarantee under this Contract is specified in paragraph 1 below: (note: complete on on factual basis and delete non-applicable terms)

1.	Joint and several liability guarantee.

2.	General guarantee.

Article 5 Arising of Guarantee Responsibility

If the Debtor fails to make payment to the Creditor on any regular repayment date or prepayment date under the Principal Contract, the Creditor has the right to demand the Guarantor to bear guarantee responsibility.

A regular repayment date referred to in the above paragraph is a principal repayment date or interest payment date agreed in the Principal Contract or any date agreed by the Debtor in accordance with the Principal Contract as a date for any payment to the Creditor. A prepayment date referred to in the above paragraph is a prepayment proposed by the Debtor and agreed by the Creditor or a date on which the Creditor may demand the Debtor to prepay the principals, interests and/or any other amount of the creditor’s right in accordance with a contract or other agreement.

Existence of any other real security or guarantee over the principal debt in addition to this Contract does not affect any right of the Creditor under this Contract and may not be held by the Guarantor as a defense against the Creditor.

Article 6 Duration of Guarantee

The duration of guarantee under this Contract is two years commencing from the date on which the accrual period of the principal creditor’s right expires as determined in Article 2 hereof.

During the duration of guarantee, the Creditor has the right to demand in a single instance or in separate instances the Guarantor to bear guarantee responsibility for the principal creditor’s right in whole or in part.

Article 7 Limitation of Action on Guaranteed Debt

Where the principal creditor’s right is not discharged while a joint and several liability guarantee is provided, if the Creditor demands the Guarantor to bear guarantee responsibility before the expiry date of the duration of guarantee set out in Article 6 hereof, the limitation of action shall begin to run and apply from the date on which the Creditor demands the Guarantor to bear guarantee responsibility.

Where a general guarantee is provided, if the Creditor brings a lawsuit against the Debtor or applies for arbitration before the expiry date of the duration of guarantee set out in Article 6 hereof, the limitation of action shall begin to run and apply from the date on which the court judgment or arbitration award takes effect.

Article 8 This Contract’s Relation to the Principal Contract

If the Principal Contract includes a Credit Line Agreement / Credit Business Master Agreement, any extension of the term of credit line / business cooperation therein must have the written consent of the Guarantor. If the Guarantor’s consent is not obtained or if the Guarantor refuses to consent, the Guarantor shall bear guarantee responsibility only for the principal creditor’s right accrued in the original term of credit line / business cooperation to the extent of the maximum amount guaranteed as set out in Article 3 hereof, and the duration of guarantee is still the original duration.

The Guarantor’s consent is not required for change of the other particulars or terms in the Credit Line Agreement / Credit Business Master Agreement, change of the Individual Facility Agreements thereunder or change of a single-debt Principal Contract. The Guarantor shall continue to bear guarantee responsibility for the Principal Contract as changed to the extent of the maximum amount guaranteed as set out in Article 3 hereof.

Upon agreement between the Creditor and the Guarantor, the maximum amount to be guaranteed under Article 3 hereof may be changed in writing.

The Guarantor’s consent is not required if the Creditor delegates the performance of all or part of its rights and obligations to another institution of Bank of China Limited or transfers the principal creditor’s right to a third party, and the guarantee responsibility of the Guarantor is not reduced or released by such delegation or transfer.

Article 9 Representations and Undertakings

The Guarantor represents and undertakes the following:

1.	The Guarantor is duly registered and legally existing, and has the full capacity for civil rights and civil conduct required for the execution and performance of this Contract;

2.	The Guarantor fully understands the contents of the Principal Contract and its execution and performance of this Agreement is based on the true expression of its intention and has had such legal and valid authorization as required by its articles of association or other internal management document.

If the Guarantor is a company, a resolution for the provision of this guarantee has been passed by the board of directors, shareholders’ meeting or shareholders’ general meeting in accordance with the articles of association of the company; if the articles of association prescribes a limit to the total amount of guarantee or the amount of any single guarantee, the guarantee under this Contract does not exceed the prescribed limit.

The execution and performance of this Contract will not contravene any contract, agreement or other legal document binding on the Guarantor;

3.	All of the documents and materials provided by the Guarantor to the Creditor are accurate, truthful, complete and valid;

4.	The Guarantor will accept, assist and cooperate with the supervision and inspection of the Creditor on its production operation and financial condition;

5.	The Guarantor has not concealed from the Creditor any material debt owed by it as of the date of this Contract;

6.	The Guarantor shall notify the Creditor in a timely manner of the occurrence of any event which may affect the Guarantor’s financial conditions and ability of performance of the Contract, including but not limited to any form of change in the mode of business operation such as division, merger, joint operation, joint venture or cooperation with foreign businesses, business contracting, reorganization, restructuring and proposed listing of shares, reduction of registered capital, transfer of material assets or equity interests, assumption of material debts, dissolution, cancellation, being subject to a petition for bankruptcy, or involvement in a material lawsuit or arbitration case.

Article 10 Disclosure of Connected Parties within the Group to Which the Guarantor Belongs and Connected Transactions

The parties agree that the provisions of paragraph 1 below shall apply:

1.	The Guarantor is not a group client of the Creditor as defined according to “Guidelines for Risk Management in Commercial Bank Credit Business with Group Clients” (the “Guidelines”).

2.	The Guarantor is a group client of the Creditor as defined according to the Guidelines. The Guarantor shall timely report to the Creditor on any connected transaction involving over 10% of its net assets, including the relationship among the parties to the transaction, the particulars and nature of the transaction, the amount or proportion of the transaction and the pricing policy (including transactions without amount or with only nominal amounts).

Article 11 Event of Default and Treatment

Any of the following constitutes a breach of contract by the Guarantor under this Contract:

1.	Failure to perform its guarantee responsibility in a timely manner as provided in this Contract;

2.	Any of the representations made herein being not true, or breach of any of the undertakings made herein;

3.	Occurrence of any of the events described in paragraph 6 of Article 9 hereof which seriously affects the Guarantor’s financial conditions and ability to perform this Contract;

4.	The Guarantor terminates operation or is dissolved, cancelled or bankrupt;

5.	Breach of other provisions in this Contract regarding the rights and obligations of the parties;

6.	Any event of default occurs under any other contract between the Guarantor and the Creditor or other institutions of Bank of China Limited.

If any of the above events of default occurs, the Creditor has the right to take any or all of the measures depending on the circumstances:

1.	demand the Guarantor to rectify its breach of contract within a time limit;

2.	reduce, suspend or terminate all or part of the credit lines extended to the Guarantor;

3.	suspend or terminate accepting all or part of the business application of the Guarantor under other contracts; suspend or terminate advancing and handling all or part of the loans to be advanced and trade financing to be handled;

4.	declare the principals, interests and other amounts payable under the outstanding loans/trade financing amounts owed by the Guarantor immediately due and payable in whole or in part;

5.	terminate and dissolve this Contract, terminate and dissolve other contracts between the Guarantor and the Creditor in whole or in part;

6.	demand the Guarantor to compensate the Creditor for any loss caused by its breach of contract;

7.	upon prior notice or with post factum notice, deduct any amount from the account of the Guarantor opened with the Creditor to discharge all or part of the debts owed to the Creditor. Any amount in such account which is not mature will be deemed mature. Where the currency of the account is different from the currency of the Creditor’s business, the amount will be converted at the published exchange rate for settlement and sale of foreign exchange applied by the Creditor at the time of deduction;

8.	other measures considered necessary by the Creditor.

Article 12 Reservation of Rights

Failure of a party to exercise any or all of the rights under this Contract or to demand the other party to perform or assume any or all of the obligations or responsibilities under this Contract does not constitute a waiver by that party of such rights or exemption of the other party from such obligations or responsibilities.

No accommodation or extension granted by a party to the other party and no delay by a party to exercise its rights under this Contract will affect any right entitled by it according to this Contract and under laws and regulations, nor shall such accommodation, extension or delay be deemed its waiver of such right.

Article 13 Change, Amendment and Termination

This Contract may be changed or amended in writing upon mutual agreement, and any change or amendment shall be an integral part of this Contract.

Unless otherwise stipulated in laws and regulations or agreed by the parties, none of the rights and obligations under this Contract shall terminate before they are fully performed.

Unless otherwise stipulated in laws and regulations or agreed by the parties, invalidity of any provision of this Contract does not affect the legal effect of other provisions.

Article 14 Applicable Law and Dispute Resolution

This Contract is governed by the laws of the People’s Republic of China.

All disputes and controversies arising from the performance of this Contract shall be resolved by the parties through consultation. If such consultation fails, the parties agree to adopt the same method of dispute resolution agreed in the Principal Contract.

During the period of dispute resolution, if the dispute does not affect the performance of the other provisions of this Contract, performance of the other provisions shall continue.

Article 15 Expenses

Unless otherwise determined according to law or agreed by the parties, expenses incurred in connection with the conclusion and performance of and dispute resolution in relation to this Contract (including legal fees) shall be borne by the Guarantor.

Article 16 Attachments

The attachments confirmed by the parties constitute an integral part of this Contract and have equal legal force with this Contract.

Article 17 Other Provisions

1.	The Guarantor may not transfer any of its rights and obligations under this Contract to any third party without the written consent of the Creditor.

2.	The Guarantor acknowledges that, due to the requirement of its business, the Creditor may need to delegate the performance of its rights and obligations under this Contract to another institution of Bank of China Limited. The other institution of Bank of China Limited so authorized by the Creditor shall have the right to exercise all of the rights under this Contract and the right to bring lawsuit in a court or submit to an arbitration institution for decision in respect of any dispute under this Contract.

3.	Without affecting the other agreements under this Contract, this Contract is legally binding on the parties and their respective lawful successors and assigns.

4.	Unless otherwise agreed, the parties designate the addresses set out in this Contract as addresses for communication and contact and undertake to notify the other party in writing when there is any change in such addresses for communication and contact.

5.	The headings and business names in this Contract are for convenience of reference only and shall not be used to interpret the contents of the provisions and the rights and obligations of the parties.

Article 18 Effectiveness of Contract

This Contract shall come into effect upon execution and affixation of common seals by the legal representatives, responsible persons or authorized signatories of the parties.

This Contract shall have three counterparts and the two parties and the Debtor shall each hold one counterpart. All counterparts have equal legal force.

Guarantor: Changzhou City Hengtai Investment Guarantee Co., Ltd. (with common seal)

Authorized signatory: (with the seal of Zhengming TANG)

January 31, 2008

Creditor: Changzhou Xinbei Sub-branch, Bank of China Limited (with common seal)

Authorized signatory: (with the seal of Yiqing ZHOU)

January 31, 2008